Exhibit 4.2

STOCKHOLDERS AGREEMENT

By and Among

GNC HOLDINGS, INC.,

ARES CORPORATE OPPORTUNITIES FUND II, L.P.

AND

ONTARIO TEACHERS’ PENSION PLAN BOARD

Dated as of April 6, 2011

i

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of April 6, 2011 (the “Effective Date”), is by and among GNC Holdings, Inc., a Delaware corporation (the “Company”), Ares Corporate Opportunities Fund II, L.P., a Delaware limited partnership (“Ares”), and Ontario Teachers’ Pension Plan Board, a corporation without share capital organized under the laws of the Province of Ontario (Canada) (“OTPP”) (each of Ares and OTPP, individually, a “Sponsor” and, together, the “Sponsors”).

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION

SECTION 1.01.      Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  No Person shall be deemed to be an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the Capital Stock of the Company.

“Agreement” has the meaning set forth in the preamble.

“Ares” has the meaning set forth in the preamble.

“Board” means the Board of Directors of the Company.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, and any rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.

“CEO Director” has the meaning set forth in Section 3.01(b).

“Change of Control” means (a) the consummation of any transaction as a result of which any Person other than any Sponsor, or any Related Person of any such Sponsor, acquires directly or indirectly more than 50% of the Capital Stock of the Company, including, without limitation, through a merger or consolidation or purchase of the Capital Stock of the Company or (b) the sale, lease, conveyance, disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company taken as a whole to any Person or group of Related Persons.

“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” has the meaning set forth in the preamble.

“Effective Date” has the meaning set forth in the preamble.

“Material Subsidiary” means each “Significant Subsidiary” of the Company, as defined in Rule 1-02 of Regulation S-X promulgated under the 1933 Act.

“OTPP” has the meaning set forth in the preamble.

“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a joint stock company, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.

“Related Person” means, with respect to any Person, (a) an Affiliate of such Person, (b) any investment manager, investment advisor or general partner of such Person, (c) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is such Person or a Related Person of such Person, and (d) any equity investor, partner, member or manager of such Person; provided, that no Person shall be deemed an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the Capital Stock of the Company.

“Securities Act” means the Securities Act of 1933.

“Significant Action” has the meaning set forth in Section 4.01.

“Sponsor” has the meaning set forth in the preamble.

“Sponsor Designees” has the meaning set forth in Section 3.02(a).

“Transfer” means the direct or indirect offer, sale, lease, donation, assignment (as collateral or otherwise), mortgage, pledge, grant, hypothecation, encumbrance, gift, bequest or transfer or disposition of any interest (legal or beneficial) in any security (including transfer by reorganization, merger, sale of substantially all of the assets or by operation of law).

SECTION 1.02.      Rules of Construction.  Any provision of this Agreement that refers to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”  References to “dollars” or “$” shall mean dollars in lawful currency of the United States of America.  References to numbered or letter articles, sections and subsections refer to articles, sections and subsections, respectively, of this Agreement unless expressly stated otherwise.  References to a Section or paragraph shall be to a Section or paragraph of this Agreement unless otherwise indicated.  The words “hereof,” “herein” and

“hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  Any agreement, instrument, law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Each of the parties hereby severally represents and warrants to each of the other parties as follows:

SECTION 2.01.      Authority; Enforceability.  Such party (a) has the legal capacity or organizational power and authority to execute, deliver and perform its obligations under this Agreement and (b) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization.  This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).

SECTION 2.02.      Consent.  No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party, other than those that have been made or obtained on or prior to the date hereof, in connection with (a) the execution or delivery of this Agreement or (b) the consummation of any of the transactions contemplated hereby.

ARTICLE III
BOARD OF DIRECTORS

SECTION 3.01.      Size and Composition.  From and after the Effective Date, (1) each Sponsor, so long as it owns more than 5% of the then outstanding shares of Common Stock,  shall (i) vote or otherwise give such Sponsor’s consent in respect of all shares of Common Stock (whether now owned or hereafter acquired) owned by such Sponsor, and (ii) take all other appropriate action, and (2) the Company shall take all necessary and desirable actions (subject to any applicable securities exchange or equivalent listing requirements), including at each annual or special meeting of the stockholders of the Company called for the election of directors, and whenever the stockholders of the Company act by written consent with respect to the election of directors, to cause:

(a)           the authorized number of directors on the Board to be nine or more;

(b)           the election to the Board of (i) the then Chief Executive Officer of the Company (the “CEO Director”) (subject to his or her election by the stockholders of the Company at the annual meeting of the stockholders) and (ii) any Sponsor Designees designated by the Sponsors in accordance with Section 3.02; and

(c)           the removal from the Board of any director elected in accordance with clause (b) above, with or without cause, (i) in the case of the CEO Director, upon the resignation or termination for any reason of such CEO Director as the Chief Executive Officer of the Company, and (ii) in the case of any Sponsor Designee, upon the written request of the Sponsor that designated such director (or, in the case of a jointly nominated Sponsor Designee, whether pursuant to Section 3.02(b)(i) or otherwise, upon the written request of each of the Sponsors).

SECTION 3.02.      Sponsor Designees.

(a)           The Sponsors shall have the right, but not the obligation, to nominate to the Board (such nominees, the “Sponsor Designees”) (subject to their election by the stockholders of the Company):

(i)            for so long as the Sponsors collectively own more than 50% of the then outstanding shares of Common Stock, (x) if the authorized number of directors is nine, eight directors, and, (y) if the authorized number of directors is ten or more, the greater of (A) nine and (B) the number of directors comprising a majority of the Board; and

(ii)           for so long as the Sponsors collectively own 50% or less of the then outstanding shares of Common Stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of the Board, rounded to the nearest whole number) equal to the product of (x) the authorized number of directors on the Board times (y) a fraction, the numerator of which is the total number of shares of Common Stock collectively owned by the Sponsors, and the denominator of which is the total number of shares of Common Stock then outstanding;

provided, that in the event that any Sponsor ceases to own more than 5% of the then outstanding shares of Common Stock, (x) such Sponsor shall not have the right to nominate any Sponsor Designees; (y) the shares of outstanding Common Stock owned by such Sponsor shall be excluded from any numerator for purposes of calculating the amounts set forth in clauses (i) and (ii) of this Section 3.02(a); and (z) the right to nominate Sponsor Designees in accordance with this Section 3.02 shall only be available to the Sponsor that owns the applicable percentage of shares of Common Stock.

(b)           Each Sponsor shall be entitled to nominate one half of the aggregate number of Sponsor Designees; provided that:

(i)            subject to clauses (ii) and (iii) below, if the number of Sponsor Designees is odd, the Sponsors shall jointly nominate one Sponsor Designee, and each Sponsor shall be entitled to nominate one half of the remainder of such Sponsor Designees;

(ii)           if any Sponsor ceases to own more than 5% of the then outstanding shares of Common Stock, such Sponsor shall not have the right to nominate any Sponsor Designees; and

(iii)          if any Sponsor owns more than 5%, but less than or equal to 10%, of the then outstanding shares of Common Stock, such Sponsor shall be entitled to nominate one Sponsor Designee, and the other Sponsor shall be entitled to nominate the remainder of the Sponsor Designees.

(c)           If any Sponsor has nominated fewer than the total number of Sponsor Designees such Sponsor is entitled to nominate pursuant to this Section 3.02, (i) the Sponsors may jointly nominate any or all of the Sponsor Designees such Sponsor has failed to nominate and (ii) such Sponsor shall have the right, at any time, to nominate such additional number of Sponsor Designees to which it is entitled (other than Sponsor Designees jointly nominated pursuant to clause (i) above), in which case the directors of the Company shall take all necessary action to (x) increase the size of the Board as required to enable such Sponsor to so nominate such additional Sponsor Designees and (y) designate such additional Sponsor Designees nominated by such Sponsor to fill such newly-created vacancy or vacancies, as applicable.

(d)           For purposes of this Section 3.02 and Article IV below, each Sponsor shall be deemed to own all shares of Common Stock owned by such Sponsor’s Affiliates.

ARTICLE IV
SPONSOR VETO RIGHTS

SECTION 4.01.      Significant Actions.  For so long as the Sponsors collectively own more than one third of the then outstanding shares of Common Stock, neither the Company nor any of its subsidiaries shall take, or be permitted to take, any of the following actions (each, a “Significant Action”) without the written approval of at least one of the Sponsors; provided, that in the event that a Sponsor owns 10% or less of the then outstanding shares of Common Stock, (x) the shares of Common Stock owned by such Sponsor shall be excluded from the numerator for purposes of calculating the one third threshold and (y) such Significant Action shall be subject to the written approval of the other Sponsor:

(a)           a Change of Control or the merger or consolidation of the Company or any of its subsidiaries (other than any such transaction involving the merger or consolidation of the Company with any of its subsidiaries or any of the Company’s subsidiaries with any other of the Company’s subsidiaries or the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of a subsidiary of the Company to the Company or any other subsidiary of the Company);

(b)           (i) entering into any joint venture, investment (other than an investment in, contract with or acquisition of any securities or assets of any of the Company’s wholly owned subsidiaries), recapitalization, reorganization or contract with any other Person (other than a wholly owned subsidiary), (ii) the acquisition of any securities or assets of another Person (other than a wholly owned subsidiary of the Company), in the case of any of the transactions set forth in clause (i) or (ii), whether in a single transaction or series of related transactions, with a fair market value, or for a purchase price, in excess of $75 million, or (iii) the exercise of any ownership rights in respect of any of the foregoing in this Section 4.01(b);

(c)           any Transfer of assets of the Company or its subsidiaries in any transaction or series of related transactions (other than any Transfer of assets of any wholly owned subsidiary of the Company to the Company or any of the Company’s other wholly owned subsidiaries), in each case other than (i) inventory sold in the ordinary course of business, or (ii) any Transfer of assets in a single transaction or series of related transactions with a fair market value of less than or equal to $75 million;

(d)           the issuance of any Capital Stock of the Company or of any subsidiary of the Company in excess of $50 million, other than (i) issuances to the Company or any of the Company’s wholly owned subsidiaries or (ii) issuances upon the exercise of stock options issued to an officer, director or employee of the Company pursuant to a management incentive plan, employment agreement or other arrangement approved by the Board or a duly authorized committee thereof;

(e)           the guarantee, assumption, incurrence or refinancing of indebtedness for borrowed money by the Company or any of its subsidiaries (including indebtedness of any other Person existing at the time such other Person merged with or into or became a subsidiary of, or substantially all of its business and assets were acquired by, the Company or such subsidiary, and indebtedness secured by a lien encumbering any asset acquired by the Company or any such subsidiary) or the pledge of, or granting of a security interest in, any of the assets of the Company or any of its subsidiaries in excess of $50 million in any 12-month period (other than trade indebtedness incurred in the ordinary course of business by the Company and its subsidiaries);

(f)            material changes to the scope or nature of the business or operations of the Company and its subsidiaries, including the entering into of any new line of business;

(g)           the approval of any annual budget for any fiscal year of the Company;

(h)           any change to senior management of the Company or any of its Material Subsidiaries, including employment of new members, termination of existing members of senior management and setting or amending the compensation arrangements of new or existing members of senior management;

(i)            entering into any direct or indirect transactions between the Company or any subsidiary of the Company, on the one hand, and (i) any of the stockholders of the Company or Affiliates or Related Persons of any of the stockholders of the Company (other than transactions in which a Sponsor or an Affiliate or Related Person of a Sponsor becomes a lender under a credit facility, indenture or other form of indebtedness with institutional lenders of the Company or any of its subsidiaries, including replacements or refinancings thereof), (ii) any Affiliate of the Company or any subsidiary of the Company or (iii) any officer, director or employee of the Company or any subsidiary of the Company (other than in the ordinary course of business as part of travel advances, relocation advances or salary), on the other hand

(including the purchase, sale, lease or exchange of any property, or rendering of any service or modification or amendment of any existing agreement or arrangement);

(j)            the commencement of any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization of the Company or any of its subsidiaries in any form of transaction, making arrangements with creditors, or consenting to the entry of an order for relief in any involuntary case, or taking the conversion of an involuntary case to a voluntary case, or consenting to the appointment or taking possession by a receiver, trustee or other custodian for all or substantially all of its property, or otherwise seeking the protection of any applicable bankruptcy or insolvency law, other than any such actions with respect to a non-Material Subsidiary where, in the good faith judgment of the Board, the maintenance or preservation of such subsidiary is no longer desirable in the conduct of the business of the Company or any of its Material Subsidiaries; and

(k)           the entering into of any agreement to do any of the foregoing.

ARTICLE V
MISCELLANEOUS

SECTION 5.01.      Notices.  Except as otherwise specified herein, all notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid or otherwise delivered by hand, messenger, facsimile transmission or electronic mail and shall be given to such party at its address or facsimile number set forth on the signature pages hereof or such other address or facsimile number as such party may hereafter specify in writing in accordance with this Section 5.01; provided, that:

(a)           unless otherwise specified by Ares in a notice delivered by Ares in accordance with this Section 5.01, any notice required to be delivered to Ares shall be properly delivered if delivered to:

Ares Corporate Opportunities Fund II, L.P.
c/o Ares Management II, L.P.
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Fax:   (310) 201-4170
Attention: David Kaplan

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067
Fax: (310) 557-2193
Attention: Michael A. Woronoff, Esq.

(b)           unless otherwise specified by OTPP in a notice delivered by OTPP in accordance with this Section 5.01, any notice required to be delivered to OTPP shall be properly delivered if delivered to:

Ontario Teachers’ Pension Plan Board
5650 Yonge Street, 8th Floor
Toronto, ON M2M 4H5
Fax: 416-730-5082
Attention: Andrew Claerhout
Email: andrew_claerhout@otpp.com

with copies (which shall not constitute notice) to:

Ontario Teachers’ Pension Plan Board
5650 Yonge Street, 8th Floor
Toronto, ON M2M 4H5
Fax: 416-730-3771
Attention: Legal Department

and

O’Melveny & Myers LLP
400 South Hope St.
Los Angeles, CA 90071
Fax: 213-430-6407
Email: jlaco@omm.com
Attention: John A. Laco, Esq.

(c)           unless otherwise specified by the Company in a notice delivered by the Company in accordance with this Section 5.01, any notice required to be delivered to the Company shall be properly delivered if delivered to:

GNC Holdings, Inc.
300 Sixth Avenue
Pittsburgh, PA 15222
Fax: 412-338-8900
Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2049 Century Park East
Suite 3200
Los Angeles, CA 90067
Fax: 310-557-2193
Email: mworonoff@proskauer.com and pbond@proskauer.com
Attention: Michael A. Woronoff, Esq. and Philippa M. Bond, Esq.

SECTION 5.02.      Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

SECTION 5.03.      Amendment.  This Agreement may not be amended, restated, modified or supplemented in any respect and the observance of any term of this Agreement may not be waived except by a written instrument executed by the Company and each Sponsor that owns more than 5% of the then outstanding shares of Common Stock; provided, that in the event any Sponsor ceases to own more than 5% of the then outstanding shares of Common Stock, no amendment, restatement, modification, supplement or waiver of this Agreement that uniquely and adversely affects such Sponsor shall be effective without the written consent of such Sponsor.

SECTION 5.04.      Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto except as otherwise expressly stated hereunder.

SECTION 5.05.      Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.  The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States located in the State of New York or in any New York state court located in New York county and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

SECTION 5.06.               Enforcement.  The parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 5.05 above without the need to post bond, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 5.07.      Severability.  If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.08.      Additional Securities Subject to Agreement.  All shares of Common Stock of the Company that any Sponsor hereafter acquires by means of a stock split, stock dividend, distribution, exercise of options or warrants or otherwise (other than pursuant to a public offering), whether by merger, consolidation or otherwise (including shares of a surviving corporation into which the shares of Common Stock are exchanged in such transaction) will be subject to the provisions of this Agreement to the same extent as if held on the date of the this Agreement.

SECTION 5.09.      Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 5.10.      Counterparts.  This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

SECTION 5.11.      Waiver of Jury Trial.  Each party to this Agreement, for itself and its Related Persons, hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the actions of the parties hereto or their respective Related Persons pursuant to this Agreement or in the negotiation, administration, performance or enforcement of this Agreement.

SECTION 5.12.               Entire Agreement.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including this Agreement) and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company and each Sponsor have executed this Agreement as of the day and year first above written.

GNC HOLDINGS, INC.

By:	/s/ Gerald J. Stubenhofer, Jr.
	Name:	Gerald J. Stubenhofer, Jr.
	Title:	Senior Vice President, Chief Legal
Officer and Secretary

ARES CORPORATE OPPORTUNITIES FUND II, L.P.

By:	ACOF Operating Manager II, L.P., its manager

By:	/s/ Brian Klos
	Name:	Brian Klos
	Title:	Vice President

ONTARIO TEACHERS’ PENSION PLAN BOARD

By:	/s/ Roman Duch
	Name:	Roman Duch
	Title:	Authorized Signatory

Signature Page to Stockholders Agreement